Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Ribbon Communications Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001	457(o)	–	–	–	–	–
	Equity	Preferred Stock, par value $0.01	457(o)	–	–	–	–	–
	Debt	Debt Securities	457(o)	–	–	–	–	–
	Other	Warrants	457(o)	–	–	–	–	–
	Other	Units	457(o)	–	–	–	–	–
	Other	Depositary Shares	457(o)	–	–	–	–	–
	Other	Subscription Rights	457(o)	–	–	–	–	–
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$250,000,000(3)	0.00011020	$27,550.00(4)
	Equity	Preferred Stock, par value $0.01	457(o)	55,000	$1,000	$55,000,000	0.00011020	$6,061.00
	Equity	Common Stock, par value $0.0001, issuable upon exercise of Warrants	457(i)	–	–	–	–	–
	Other	Warrants	457(i)	4,858,090	$3.77	$18,314,999(5)	0.00011020	$2,018.32
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					$323,314,999		$35,629.32
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$35,629.32

(1) The amount to be registered consists of up to $250,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants, units and/or subscription rights. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of debt securities, common stock, preferred stock or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2) The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act").

(3) The proposed maximum aggregate offering price has been estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act and is exclusive of accrued interest, distributions and dividends, if any.

(4) Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered.

(5) The proposed maximum aggregate offering price has been estimated for the sole purpose of computing the registration fee pursuant to Rule 457(i) under the Securities Act. This estimate is based on the exercise price of $3.77.

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